As filed with the Securities and Exchange Commission on June 2, 2009
Registration Statement No. 333-156135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRAL VISION, INC.
(Exact name of registrant as specified in its charter)

Michigan	3823	38-2191935
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code No.)	Identification No.)

     49113 Wixom Tech Drive, Wixom, Michigan 48393 – (248) 668-9230
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles J. Drake
Chairman
Integral Vision, Inc.
49113 Wixom Tech Drive,
Wixom, Michigan 48393
          (248) 668-9230
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David S. Song, Esq.
Mazzeo Song & Bradham LLP
708 Third Avenue, 19th Floor
New York, New York 10017
Telephone: (212) 599-0700

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to Form S-1 is being filed in order to update the prospectus included in this registration statement as required by Section 10(a)(3) of the Securities Act of 1933, as amended to reflect the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 31, 2009.  Prior Post-Effective Amendments were prepared on or based on the requirements of Form SB-2.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Subject to completion, dated June 2, 2009

INTEGRAL VISION, INC.

21,478,569 Shares of Common Stock

This prospectus covers 21,478,569 shares of the common stock of Integral Vision, Inc., which may be disposed of by the selling shareholders identified in this prospectus.

We will receive no part of the proceeds from dispositions of the shares covered by this prospectus. This prospectus relates to shares of our common stock underlying outstanding warrants and convertible notes and there can be no assurance that any of the outstanding warrants or convertible notes will be exercised or converted. If all of the outstanding warrants are exercised for cash, we may receive proceeds of up to approximately $3,500.00.  This prospectus also covers, to the extent permitted by Rule 416 under the Securities Act, such indeterminate number of additional shares of common stock as may become issuable upon the exercise and conversion of such warrants and notes in order to prevent dilution resulting from stock splits, stock dividends or similar events.

We have agreed to pay the expenses incurred in connection with the registration of the shares covered hereby, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders. Please see the section of this prospectus entitled “Use of Proceeds” for more information.

The shares of common stock covered by this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale or other disposition by the selling shareholders to the public without restriction.

The selling shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the disposition of shares by the selling shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers under the trading symbol “INVI”. The last reported sale price of our common stock on the OTC Bulletin Board on May 29, 2009 was $0.12 per share.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PART I – INFORMATION REQUIRED IN PROSPECTUS

TABLE OF CONTENTS

SUMMARY PROSPECTUS	1

RISK FACTORS	3

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION	10

USE OF PROCEEDS	11

SELLING SHAREHOLDERS	11

PLAN OF DISTRIBUTION	15

INTEREST OF NAMED EXPERTS AND COUNSEL	17

MATERIAL CHANGES	17

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	17

SUMMARY PROSPECTUS

The following summary highlights key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in deciding whether to purchase shares of our common stock. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, “Integral Vision,” “the Company,” “we,” “us” and “our” refer to Integral Vision, Inc. unless the context requires otherwise.

The Company

Integral Vision, Inc. develops, manufactures and markets flat panel display inspection systems to ensure product quality in the display manufacturing process.

We have over ten years of experience in the display industry. Our products have been used for inspections of liquid crystal displays (LCD) and flat panel displays like those used in cell phones, electronic organizers, hand-held video games, camcorders, rear projection computer monitors, digital still cameras, HDTV, projectors, video headsets and other products. Using various software tools, our display inspection systems detect cosmetic and functional defects and employ a special interface to provide the results, images and statistics to production personnel.

Our production process consists principally of assembling standard electrical, electronic and optical components and hardware subassemblies purchased from suppliers into finished products. We do not rely on a single source for parts and subassemblies. This mitigates our exposure to product interruption due to shortages of parts or limited suppliers. In developing and designing our products we utilize our proprietary intellectual property, which we protect using mechanisms and methods available to us by law. We presently own 14 U.S. patents. However, there can be no assurance that our patents would be considered valid if challenged or would not become obsolete due to technological advancement.

The market for machine vision products is characterized by rapid and continuous technological development and product innovation. In an effort to maintain our competitive advantage, we allocate a significant portion of our resources to enhancing existing products and advancing new product development programs. We also seek to maintain close relationships with customers to remain responsive to their needs. The nature of our product offerings may result in significant sales to one or a limited number of customers in any one year. It is possible that the specific customers reaching this threshold may change from year to year. Loss of any one of these customers could have a material impact on our results of operations. Although we generally market our products to end users, we have had success integrating our products with original equipment manufacturers (OEMs) in certain circumstances.

Our company faces significant risks. Because of our continuing operating losses and our need for an increased sales level to achieve profitability, our independent auditors included a “going concern” uncertainty in their audit report on our audited financial statements for the years ended December 31, 2008 and 2007. The “going concern” uncertainty signifies that substantial doubt exists about our ability to continue in business. Please see the section of this prospectus entitled “Risk Factors” for more information about the risks faced by us.

Our principal executive office is located at 49113 Wixom Tech Drive, Wixom, Michigan 48393, and our telephone number is (248) 668-9230.

The Offering

Common stock covered hereby	21,478,569 shares.

Terms of the offering
The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby or interests in such shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution”.

Use of proceeds
We will not receive any proceeds from the disposition of the common stock or interests therein by the selling shareholders. We may, however, receive up to $3,500 in connection with the exercise of the warrants which are exercisable for common stock. Any such proceeds we receive will be used for working capital purposes and reduction of our outstanding debt.  Please see the section of this prospectus entitled “Use of Proceeds” for more information.

OTC Bulletin Board symbol for our common stock	INVI

Summary Financial Information

You should read the following summary of historical financial data together with the “Management’s Discussion and Analysis or Plan of Operation” and our financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 2008. We have derived the data for each of the fiscal years ended December 31, 2008 and 2007 from our audited financial statements.  The historical results are not necessarily indicative of future operating results. We have never paid a dividend and do not anticipate doing so in the foreseeable future. We expect to retain earnings, if any, to finance the expansion and development of our business.

The following tables provide selected financial and operating data for the years ended December 31, 2008 and  2007 (dollars in thousands).

Statement of Operations Data	Year Ended December 31,
	2008	2007
Net Revenue	$1,027	$1,151
Gross Margin	437	256
Operating Loss	(2,981)	(2,825)
Net Loss	(10,733)	(3,041)

Balance Sheet Data	Dec. 31,	Dec. 31,
	2008	2007
Current Assets	$808	$448
Total Assets	1,037	698

Current Liabilities
Notes payable-current	1,786	3,342
Other current liabilities	1,008	691
Deferred revenue for product sales	656	0
Total current liabilities	3,450	4.033

Long Term Debt	3,671	0

Total liabilities	7,121	4,033

Stockholders’ Deficit
Preferred stock, 400,000 shares authorized; none issued	0	0
Common stock, without par value, stated value $.20 per share; 70,000,000 shares authorized; 29,566,409 shares issued and outstanding	5,913	5,913
Additional paid-in capital	47,391	39,407
Accumulated deficit	(59,388)	(48,655)
Total stockholders’ deficit	(6,084)	(3,335)

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, as well as other information contained in this prospectus. The risks described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of the adverse events described in this “Risk Factors” section actually occur, our business, results of operations and financial condition could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our common stock. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed in “Cautionary Statement About Forward-Looking Information.”

We have a history of operating losses. We may incur future losses. This condition has caused our independent auditors to express substantial doubt about our ability to continue as a going concern.

We have experienced net operating losses and incurred negative cash flows from operations since 1997.  As of December 31, 2008, we had a stockholders deficit of $6,084,000. During the years ended December 31, 2008 and 2007, the Company incurred losses from continuing operations of approximately $3.0 million and $2.8 million, respectively. This condition has caused our independent auditors to express substantial doubt about our ability to continue as a going concern in their report on our December 31, 2008 financial statements.  Currently, our ability to continue as a going concern is dependent on securing sufficient sales orders to allow us to achieve profitable operations. Although management believes that revenues from operations as well as financing strategies will be adequate to permit the Company to meet its obligations, there can be no assurance that such revenues or strategies will be accomplished or that we will be able to continue as a going concern in the normal course of business.

The Company’s present cash position requires it to secure funding for the immediate future as well as funding to provide working capital for anticipated orders.  Unless we are able to obtain additional funding, we may not be able to pay our debts when they become due.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money.  Our present cash position and current sales level require that we seek additional financing to continue operations. There can be no assurance that we will be able to find additional  financing sufficient to meet our capital needs.  Any additional financing found could involve significant dilution to existing shareholders depending on the terms.

Unless we are able to generate greater revenues, our ability to pay our debts when they become due may be compromised.

Our ability to generate profits depends upon our future financial and operating performance, which in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors. Many of these factors are beyond our control.  If we do not obtain orders and ship our products at the rate we presently anticipate,  our cash flow and capital resources may become insufficient to fund our operations until we begin to receive sufficient orders. We may be forced to diminish capital expenditures, sell assets or obtain additional financing through equity capital or debt.

We are dependant on sales growth to achieve profitability.

Sales of our machine vision products are expected to grow when new technologies are adopted in mass production. Our sales should also grow when automated inspection of display products becomes more accepted.

Our sales in the last few years have involved small quantities of inspection systems sold to several companies that are developing new display technologies. Our growth is dependent upon the rate of commercialization and mass production of the following display technologies:

•	E-Paper;
•	Micro ElectroMechanical Systems (MEMS); and
•	Organic Light Emitting Diode (OLED).

However, adoption of new technologies may not occur in the near future.  Further delays in the full production of these new display technologies, or the abandonment of these technologies, would have significant negative consequences to our survival and future growth. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products. We may also be unable to achieve profitability.

In addition, we have begun to sell products for the automated inspection of LCD dispalys.  When automatic inspection of LCD displays becomes more widespread, we expect our products to become more attractive and the demand for our products to increase. However, automation of LCD inspection has grown slower than previously anticipated, and such growth could continue to be delayed.

Our financial condition may limit our ability to secure and fulfill new sales orders.

Because of our financial position, certain customers and potential customers have expressed concerns regarding our stability and our resulting ability to fill any potential large orders.  We are currently working with a number of large customers who are evaluating our products for use in their manufacture of products using new microdisplay technologies.  We expect that additional sales orders will be placed by these customers within the next six months, but there is no assurance that we will be successful in securing sales orders from these or other potential customers or that we will be able to fill any orders which are placed.

Our future will depend on our ability to develop and successfully introduce new products and product enhancements.

The markets in which we compete are characterized by rapid technological change. If we do not update and enhance our technologies, they will become obsolete. Our continued success will depend in large part upon our ability to develop and successfully introduce new products and product enhancements. We have devoted, and will continue to devote, substantial resources to product development. We cannot guarantee that we will be able to successfully develop, introduce or market new products or enhancements. We are also not certain that our new products or enhancements will meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the success of our business will be materially and adversely affected. In addition, technological developments have resulted and may continue to result in the obsolescence of components and subassemblies which we hold as inventory.

We may experience difficulties with third parties who supply electrical, electronic and optical components and hardware subassemblies for the compilation of our products.

We rely on third party vendors to supply key components and subassemblies for our products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, we may become unable to obtain the necessary parts and subassemblies. If such an event occurs, and if we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to assemble our products on schedule or at all. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources. We may also need to scale back implementation of our business development plans in the absence of needed vendors, which would adversely affect our future prospects. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subassemblies for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can supply the required components for our products or if such suppliers suffer shortages of parts.

Failure of our products to pass testing could negatively impact demand for our products.

We may encounter problems and delays during testing of our products for a number of reasons, including:

•	failure of our technology;

•	failure of technology of third parties; and

•	our failure to design, maintain and service our products properly.

Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our product tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

We face competition from manual inspection and from other companies and may be unable to compete successfully.

The markets in which we intend to compete are new and require technological advancement. However, we anticipate that the rate of mass production and automation of inspection of micro-display products will grow and the markets will attract more competition. Presently, most final inspection of small flat panel displays is manual.  Higher resolution, increased brightness, and increased contrast in newer versions of the diplays are stretching human capabilities.  While automated inspection addresses these problems and offers a good return on investment, there can be no assurance that it will be accepted by our customers in place of the manual inspection they are already familiar with.

For optical inspection, our primary competitor is Westar Display Technologies, Inc.  We believe that the principal competitive factors for optical inspection are quality, price, cycle times and features. While we believe we currently compete favorably with respect to the above factors, we cannot guarantee that we will be able to continue to do so or that competition will not have a material adverse effect on our results of operations and financial condition. While we may face competition from additional sources in all aspects of our business, we believe that competition in the optical inspection of small flat panel displays, in particular, may intensify and that companies with substantially greater financial, technical, research and development, manufacturing and marketing resources than us may enter our markets.

We may be unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property. As a result, we could lose our competitive advantage.

We believe that we currently have a competitive advantage based on the technological superiority of our products. We may not be successful in securing or maintaining proprietary patent protection for our products or technologies that we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents may result in litigation. Prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights can be protracted, expensive and may distract management and other personnel from performing their duties for us. However, failure to do so may diminish our ability to compete effectively and may harm our operating results.

In order to develop and protect our competitive position, we rely upon:

•	patents;

•	trade secrets;

•	procedures related to confidentiality;

•	contractual provisions;

•	unpatented proprietary know-how; and

•	continuing technological innovation.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property, the success of our business could be materially adversely affected. In addition, there is no guarantee that foreign intellectual property laws will protect our patents and other intellectual property rights to the same extent as the laws of the United States.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly involved in infringement claims as litigation concerning patents, other forms of intellectual property and proprietary technology is becoming more widespread. Any claim, whether meritorious or not, could be time consuming and result in costly litigation, operational delays and distraction of management. If we are found to have infringed on the intellectual property of others, our products could be removed from the market, or we could suffer a substantial delay in, or prevention of, the introduction of new products to the market. Any of these factors could have a material adverse effect on our business.

 Our business depends on retaining and attracting highly capable management and operating personnel.

Our continued success depends in large part on certain key management and technical personnel, the loss of one or more of whom could adversely affect our future. In particular, we rely upon the services and expertise of:

•	our CEO, Charles J. Drake;

•	our President, Mark R. Doede;

•	our Chief Technical Officer, Andrew Blowers; and

•	our product development and engineering staff.

If any of them were to become unavailable to work for us, our financial condition, operating results and future prospects for success would be adversely affected.

Our growth strategy will require the following:

•	expanded customer services and support;

•	increased personnel throughout the Company;

•	expanded operational and financial systems; and

•	implementation of additional control procedures.

To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. We believe that our future success will depend significantly upon our ability to attract, retain and motivate skilled technical, sales and management employees. However, we cannot guarantee that we will be able to attract and retain qualified personnel.

We may be unable to manage rapid growth effectively.

When automated inspection of display products becomes more widespread, as is anticipated, we expect to expand our production capabilities, accelerate the marketing of our products and enter a period of rapid growth. This will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the development and production of technologically advanced new products. Our ability to manage our rapid growth effectively will require us to do the following:

•	continue to improve our operations;

•	improve our financial and management information systems; and

•	train, motivate and manage our employees.

Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

All of our operations are consolidated in a single location and we are susceptible to business interruption in the event of damage to or disruptions in our facility.

Our headquarters and all of our employees are located in the same building in Wixom, Michigan. We have no present plans to establish any offices in addition to our headquarters. Because our operations are consolidated in one location, we are more susceptible to power and equipment failures and business interruptions in the event of fires, floods and other natural disasters than if we had multiple office locations. We cannot assure you that we are adequately insured to cover the amount of any losses relating to any of these potential events, business interruptions resulting from damage to or destruction of our headquarters or other events affecting us that do not occur on our premises.

Our principal shareholders have substantial control over our affairs.

Our directors and executive officers, together with our other principal shareholders, own or control approximately 67% of our outstanding common stock as of the date of this prospectus. These shareholders are able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which you, as a shareholder, may view favorably.

Product liability or defects could negatively impact our operations and demand for our products.

Any liability we incur for damages resulting from malfunctions or design defects of our products could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products. Such an event could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our common stock price has been and could remain volatile because of several factors, including a limited public float.

The market price of our common stock has historically experienced and may continue to experience significant volatility. During the year ended December 31, 2008, the sale price of our common stock fluctuated from $0.09 to $0.53 per share. We believe that our common stock is subject to wide price fluctuations because of several factors, including the following:

•	absence of meaningful earnings;

•	relatively thin trading market for our common stock, which causes trades ofsmall blocks of stock to have a significant impact on our stock price;

•	announcements by us or our competitors of new products, significantcontracts, acquisitions or strategic relationships;

•	general volatility in recent years of the stock markets, especially themarkets for technology-related stocks; and

•	investor sentiment regarding equity markets generally, including publicperception of corporate ethics and governance and the accuracy andtransparency of financial reporting.

This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

If our shareholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. Further, the perception in the public market that our shareholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock. In addition, we may become subject to securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

The terms of our agreements related to issued common stock, notes and warrants may restrict our operations and future financing arrangements.

Certain of our debt and equity securities contain restrictive covenants that impose certain limitations on our activities, including, among other things, the manner in which we effectufate financings, the amount of equity we grant to our employees, our ability to engage in major transactions such as mergers and asset sales.  These covenants may limit our ability to respond to changing business and economic conditions and needs. As a result, we may be hindered from engaging in transactions that might be considered important to our business strategy or otherwise beneficial to us.

In the event that we obtain additional capital, existing shareholders could face significant dilution from our financing efforts depending on the terms.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money. These transactions have resulted in the dilution of ownership interests held by existing shareholders.  We expect to raise additional capital through public or private financing. We could issue debt securities, capital stock or a combination of these securities. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced, and the reduction could be significant. In addition, these transactions may dilute the value of our common stock. We may also have to issue securities that have rights, preferences and privileges superior to our common stock.

We could be subject to legal action by the investors and by state and federal securities regulators if we have failed to comply with all applicable laws in connection with our private placement transactions.

We have offered and sold securities in private placements in reliance upon exemptions from the registration requirements of the Commission and state agencies. These exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of the exemptive provisions, investors might have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek rescission or prevail in any suit, we could face severe financial demands that could materially and adversely affect our financial position. Further, the Commission and state agencies could take action against us that could, among other things, divert management’s attention from the operation of our business, cause us to pay fines and penalties and cause us to have to repay investors their original investment.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

Some of the information contained in this prospectus and the documents incorporated by reference into this prospectus may contain “forward-looking statements”, as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, objectives, growth strategies, business plans or other facts that have not yet occurred. These statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “believe,” or “continue” or the negative of those words, or other variations or comparable terminology. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	our ability to develop commercially viable products;

•	our ability to control costs;

•	the development of viable markets for our products;

•	development of our sales force;

•	successful adoption of our products and services;

•	managerial execution;

•	employee retention;

•	our ability to protect our intellectual property;

•	competition;

•	release of new and upgraded products and services by us or ourcompetitors;

•	changes within our industries;

•	our possible future need for additional capital;

•	changes in accounting policies or practices;

•	legal and regulatory issues; and

•	general economic conditions.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will receive no part of the proceeds from dispositions of the shares of covered by this prospectus. This prospectus relates to shares of our common stock underlying outstanding warrants and convertible notes and there can be no assurance that any of the outstanding warrants or convertible notes will be exercised or converted.  If all of the outstanding warrants are exercised for cash, we may receive proceeds of up to approximately $3,500.00. Any such proceeds we receive will be used for working capital purposes and reduction of our outstanding debt. We have agreed to pay the expenses in connection with the registration of these shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

SELLING SHAREHOLDERS

Over a period from March 29, 2001 through March 31, 2005, we sold our Class 1 Notes, Class 2 Notes and Class 3 Convertible Notes to a limited number of investors in private transactions. The Class 1 and Class 2 Note purchasers also obtained warrants to purchase our common stock at prices that were based on the market price of our common stock at the time the Class 1 and Class 2 Notes were purchased. The Class 3 Convertible Notes are convertible into our common stock at a price based on the market price of our common stock at the time the Class 3 Convertible Notes were purchased. As of the date of this prospectus, all of the Class 1 Note warrants and most of the Class 2 Note warrants have been exercised and most of the Class 3 Convertible Notes have been converted into common stock. We agreed to register, if the shareholders so request, up to 100% of the common stock issued upon the exercise of the Class 1 and 2 Note warrants and conversion of Class 3 Convertible Notes for resale by selling shareholders. As of the date of this prospectus, 10,605,369 of the original 11,425,508 shares of common stock issued in conjunction with the exercise or conversion of these securities remain eligible for registration. In addition, we agreed to register up to 100% of the common stock issuable upon the exercise of remaining outstanding Class 2 Note warrants and conversion of outstanding Class 3 Convertible Notes, if the holders of securities request to be included in the registration. As of the date of this prospectus, all of the Class 2 Note warrants from the above transactions, exercisable into 321,040 shares of common stock, expired unexercised.  As of the date of this prospectus, there remain Class 3 Convertible Notes outstanding from the above transactions which are convertible into 373,000 of the original 378,000 shares of common stock at a conversion price equal to $0.25 per share.

In June 2004, we sold 1,223,000 shares of our common stock for an aggregate purchase price of $1,504,260 to a limited number of investors in private transactions. At the request of the shareholders, we agreed to register up to 100% of the June 2004 shares for resale by the selling shareholders. As of the date of this prospectus, there remain 758,200 of the original 1,223,000 shares of common stock representing all of the shares issued in June 2004.

On April 12, 2005, we sold $7,000,000 in aggregate principal amount of our convertible preferred stock with stated value of $1,000 per share, and warrants to purchase up to 3,500,000 shares of our common stock in a private placement. Each warrant was exercisable at an exercise price equal to $1.60 per share and expires on April 12, 2010. On May 27, 2005, the preferred shares automatically converted into 7,000,000 shares of common stock upon shareholder approval to increase our authorized common stock and upon filing of the Certificate of Amendment of our Articles of Incorporation relating to same. On September 15, 2008, we reduced the exercise price of the warrants to $0.001 per share in connection with the restructuring of certain Class 2 Notes and Class 3 Convertible Notes, as described in our Form 8-K filed with the Commission on September 18, 2008.  We agreed to register an aggregate of 10,500,000 shares of our common stock underlying the converted preferred stock and related warrants, for resale by the selling shareholders.  As of the date of this prospectus there remain 9,700,000 of such 10,500,000 shares of our common stock.

We issued 42,000 shares of our unregistered common stock to Maxco, Inc. in consideration for consulting services provided to us by Maxco for various periods through March 31, 2005. Maxco’s services included assistance with financial statement preparation, compliance with governmental filing requirements, and assistance with certain financing arrangements. The amount charged to operations for this compensation amounted to $70,000 which was based on the average closing price of our common stock over that period. We agreed to register 100% of such common stock.

The following table sets forth certain information known to us with respect to each selling shareholder’s beneficial ownership of our common stock as of April 30, 2009. This information includes the number of shares beneficially owned prior to the disposition of any shares covered by this prospectus, the number of shares each selling shareholder may dispose of pursuant to this prospectus and the number of shares which each would own beneficially if all the shares covered hereby are sold. The number of shares in the column labeled “Number of Shares Being Offered” represents all of the shares that each selling shareholder may dispose of pursuant to this prospectus. The table assumes that the selling shareholders will dispose of all of the shares covered hereby, although registration of the shares of common stock in this prospectus on their behalf does not obligate any of them to offer or sell such shares. We are unable to determine the exact number of shares that will actually be disposed. We do not know how long the selling shareholders will hold the shares before disposing of them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares. We agreed to keep this prospectus effective until either the date when their shares may be resold without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or all of their shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, whichever is earlier.

 The information in the following table reflects the most recent information furnished to us by each of the identified selling shareholders. The numbers contained in the table may change because of stock splits, stock dividends or similar events involving our common stock; as a result of anti-dilution provisions contained in the warrants and convertible notes; common stock resulting from exercise of warrants or conversion of notes; or due to dispositions of shares of our common stock.

Except as described in the notes to the following table, none of the following shareholders have held any position, office or other material relationship with us or our affiliates or predecessors during the past three years.

Name of Shareholder	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Stock Owned After Offering (2)
Maxco, Inc. (3)	3,228,905	169,578	3,059,327	9.69%
J.N. Hunter IRA	263,846	183,846	80,000	*
Industrial Boxboard Company (4)	187,846	183,846	4,000	*
Industrial Boxboard Corporation Profit Sharing Plan and Trust (5)	7,822,195	2,292,272	5,529,923	15.08%
John R. Kiely, III (6)	4,844,220	2,194,888	2,649,332	7.94%
Ricardo L. Larrabure	60,000	12,500	48,500	*
Garrett H. Larrabure	252,948	204,448	48,500	*
P. Robert & Susan Klonoff	833,981	494,870	339,111	1.09%
The Klonoff Company, Inc. (7)	173,786	20,000	153,786	*
Max A. Coon (8)	760,066	144,995	615,071	1.97%
J. Michael Warren (9)	321,829	321,829	0	*
Charles J. Drake (10)	4,945,803	2,045,803	2,900,000	9.43%

Name of Shareholder	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Stock Owned After Offering (2)
John R. and Margaret Lee Kiely Revocable Trust (11)	3,702,158	1,271,693	2,430,465	7.33%
George Ansara	45,000	40,000	5,000	*
Andrew E. Ansara, Jr.	40,000	40,000	0	*
Hubert H. Hargis	60,000	50,000	10,000	*
Victor L. Ansara	20,000	20,000	0	*
Brian P. McDonnell	20,000	20,000	0	*
Norman M. Ansara	20,000	20,000	0	*
Daniel V. Sagady	50,000	50,000	0	*
DAC Fonds (12)	613,000	613,000	0	*
Porter Partners, L.P (12)	138,000	132,000	6,000	*
EDJ Limited (12)	13,200	13,200	0	*
Special Situations Technology Fund, L.P. (13)	528,325	315,000	213,325	*
Special Situations Technology Fund II, L.P. (13)	3,252,935	1,935,000	1,317,935	4.04%
Special Situations Cayman Fund, L.P. (13)	1,769,689	1,050,000	719,689	2.26%
Special Situations Private Equity Fund, L.P. (13)	3,784,347	2,250,000	1,534,347	4.66%
Bonanza Master Fund Ltd. (15)	4,995,6000	3,750,000	1,245,600	3.89%
SRB Greenway Opportunity Fund, L.P. (14)(15)	85,200	42,600	42,600	*
SRB Greenway Opportunity Fund (QP), L.P. (14)(15)	54,500	27,250	27,250	*
SRB Greenway Opportunity Fund (QP), L.P. (14)(15)	610,300	305,150	305,150	*
Kircher Family Trust dtd 03/24/04	50,000	25,000	25,000	*
Kiely, Michael H. (16)	332,213	217,213	115,000	*
Kehoe, Dale R.	1,503,007	526,179	976,828	3.09%
Collis, Robert W.	121,133	101,133	20,000	*
Kiely, Yung Kwang	100,000	25,000	75,000	*
Kiely, Inmay	80,000	20,000	60,000	*
Kiely, Kotun	100,000	25,000	75,000	*
Kiely, Maria P. IRA	11,300	56,500	56,500	*
Kiely, Michael H. IRA	11,300	56,500	56,500	*
Pillsbury Trust	498,825	211,736	287,089	*

______________
*	Less than 1%.
(1)
Represents the number of outstanding shares of common stock held by such selling shareholder and the number of shares of common stock issuable upon the exercise of warrants and the conversion of notes held by such selling shareholder. For purposes of the foregoing table, we determined beneficial ownership in accordance with rules promulgated by the Commission and, therefore, the information is not necessarily indicative of beneficial ownership for any other purpose. In determining beneficial ownership, we disregarded contractual limitations on a selling shareholder’s right to convert or exercise convertible notes and warrants that limit the number of shares of our common stock beneficially owned by such selling shareholder to 4.99% of the number of shares of our common stock outstanding if those shares are being registered.

(2)
Assumes the sale of all of the shares of common stock offered by each selling shareholder. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

(3)	One of the members of our board of directors, who also is on the compensation committee of our board, is an executive of Maxco, Inc.
(4)	John N. Hunter and his spouse are the sole general partners of this entity.
(5)
John N. Hunter and his spouse are the sole trustees of this trust.  Does not include: (a)  432,567 shares issuable upon the conversion of convertible notes which mature July 1, 2010 and are subject to a 4.90% blocker clause; (b) 143,835 shares issuable on the exercise of warrants which expire February 24, 2013 and are subject to a 9.90% blocker clause; (c) 357,151 shares issuable on the exercise of warrants which expire April 10, 2013.

(6)
Does not include warrants for the purchase of 156,281 shares and 191,733 shares held by John R. Kiely III which expire on July 30, 2011 and January 2, 2012, respectively, are subject to a 9.90% blocker clause, and are not being registered.

(7)	P. Robert Klonoff and his spouse are the sole shareholders of The Klonoff Company, Inc.
(8)	Mr. Coon is our secretary, a director and vice chairman of our board of directors and president and chairman of the board of directors of Maxco, Inc.
(9)
Mr. Warren is president of J. M. Warren Law Offices, P.C. (formerly known as Warren Cameron Asciutto & Blackmer, P.C.), the law firm which serves as our general counsel. 199,959 shares were obtained as a result of the conversion of Class 3 convertible notes issued to an affiliate of J. M. Warren Law Offices, P.C., in lieu of cash payment for services.

(10)	Mr. Drake is the chairman of our board of directors and our chief executive officer. Includes 500,000 of restricted stock which vest when Class 2 Notes are repaid.
(11)
John R. Kiely, III is the sole trustee of this trust.  Does not include warrants for the purchase of 67,730 shares and 180,048 shares held by John R. and Margaret Lee Kiely Revocable Trust which expire on July 30, 2011 and January 2, 2012 respectively, are subject to a 9.90% blocker clause, and are not being registered.

(12)
The selling shareholder, who is an affiliate of a broker-dealer, has advised us that such selling shareholder acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(13)
AWM Investment Company, Inc. (“AWM”) is the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of AWM. Through their control of AWM Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(14)
BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. SRB Management is the general partner of SRB Greenway Opportunity Fund, L.P. and SRB Greenway Opportunity Fund (Q.P.), L.P. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of the funds listed above.

(15)
The selling shareholder disclaims beneficial ownership of any shares of our common stock in excess of 4.9% of our outstanding common stock.  Does not include warrants for the purchase of 3,000,000 shares which expire September 15, 2013 and are subject to a 4.9% blocker clause.

(16)	Does not include notes convertible into 2,690,372 shares which expire July 1, 2010 and are subject to 4.9% blocker clauses.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to either the registration statement or Rule 144 or (2) the date on which the shares (in the reasonable opinion of our counsel) may be sold pursuant to Rule 144 or any successor provision without regard to volume or manner of sale restrictions restriction pursuant to Rule 144 of the Securities Act.

INTEREST OF NAMED EXPERTS AND COUNSEL

J. M. Warren Law Offices, P.C., (“J. M. Warren Law Offices”) (formerly known as Warren, Cameron, Asciutto, & Blackmer, P.C.), serves as our corporate counsel and J. Michael Warren is the president of the law firm. Around February 2004, when we were unable to pay their legal fees as they became due, and in order to obtain additional financing, we asked J. M. Warren Law Offices to accept our Class 3 convertible notes in partial satisfaction of our debt. J. M. Warren Law Offices received our convertible notes in the amount of $250,000 with the conversion price equal to $0.75 per share. The conversion price was set at a discount to the market at the date of issuance. In April 2005, in order to enable us to obtain additional financing, the notes were converted into 199,959 shares of our common stock pursuant to the terms of and at the same conversion price as all other Class 3 convertible notes.

The financial statements of the Company as of, and for the year ended December 31, 2008, appearing in this prospectus and registration statement, has been audited by Rehmann Robson, an Independent Registered Public Accounting Firm.  The audit report for Integral Vision Inc. contains an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes in our affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

 The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Pursuant to General Instruction VII of Form S-1, we elect to provide information required by Items 3 through 11 of Form S-1 (that was not included above) in accordance with the “Material Changes” section above and this section.  The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed on May 14, 2009;

•	Our Definitive Proxy Statement on Schedule 14A filed on April 6, 200; and

•	Our Post-Effective Amendment No. 3 to Form S-1 filed on April 18, 2008, to the extent that such filing describes our common stock that is being registered under this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus.  We will provide these reports or documents upon written or oral request and at no cost to the requester.  Requests for this information must be made to our president Mark R. Doede at 49113 Wixom Tech Drive, Wixom, Michigan 48393, by telephone at (248) 668-9230, or by email at mdoede@iv-usa.com.  The address of our website is http://www.iv-usa.com.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.  Any materials that we file with the SEC may be read and copied by the public at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Registrant in connection with the registration of the securities offered by this registration statement. All amounts except the SEC registration fee are estimated.

Expense	Amount
SEC registration fee		$190
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$

Total	$

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Michigan law, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant’s Restated Articles of Incorporation, as amended, provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Michigan law.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the circumstances referred to above. The directors and officers of the Registrant are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Date	Title	Amount		Name of Purchaser	Aggregate Offering Price
November 21, 2006	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$75,000.00
November 21, 2006	Class 2 Note		(1)	P. Robert Klonoff and Susan J. Klonoff, as Community Property	$25,000.00
December 15, 2006	Class 2 Note		(1)	John R. Kiely, III	$94,000.00
December 15, 2006	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$56,000.00
December 18, 2006	Class 2 Note		(1)	P. Robert Klonoff and Susan J. Klonoff, as Community Property	$25,000.00
December 18, 2006	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$75,000.00

January 4, 2007	Class 2 Note 57		(1)	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$50,000.00
January 22, 2007	Class 2 Note 58		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$50,000.00
January 22, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$145,000.00
January 22, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$50,000.00
February 22, 2007	Class 2 Note		(1)	John R. Kiely, III	$70,000.00
February 22, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$70,000.00
March 8, 2007	Class 2 Note		(1)	Maxco, Inc.	$250,000.00
March 26, 2007	Class 2 Note		(1)	John R. Kiely, III	$75,000.00
March 26, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$75,000.00
April 24, 2007	Class 2 Note		(1)	John R. Kiely, III	$112,500.00
April 23, 2007	Class 2 Note		(1)	Dale R. Kehoe Trustee, Dale R. Kehoe Trust	$50,000.00
April 23, 2007	Class 2 Note		(1)	The Klonoff Company, Inc.	$25,000.00
April 24, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$112,500.00
May 22, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$92,500.00
May 23, 2007	Class 2 Note		(1)	Dale R. Kehoe Trustee, Dale R. Kehoe Trust	$40,000.00
May 22, 2007	Class 2 Note		(1)	John R. Kiely, III	$50,000.00
May 29, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$42,500.00
June 20, 2007	Class 2 Note		(1)	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$40,000.00
June 20, 2007	Class 2 Note		(1)	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$160,000.00
July 13, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$50,000.00
July 17, 2007	Class 2 Note		(1)	John R. Kiely, III	$50,000.00
July 26, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$100,000.00
July 30, 2007 (2)	Warrant	32,671		P. Robert Klonoff and Susan J. Klonoff, as Community Property
July 30, 2007 (2)	Warrant	156,281		John R. Kiely, III

July 30, 2007 (2)	Warrant	67,730		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
July 30, 2007 (2)	Warrant	28,493		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee
July 30, 2007 (2)	Warrant	43,590		Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
July 30, 2007 (2)	Warrant	6,781		The Klonoff Company, Inc.
August 6, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$75,000.00
August 23, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$75,000.00
August 23, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$50,000.00
August 29, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$50,000.00
August 30, 2007	Class 2 Note		(1)	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$25,000.00
September 5, 2007	Class 2 Note		(1)	Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$40,000.00
September 25, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$75,000.00
September 25, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$125,000.00
October 25, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$100,000.00
October 25, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$100,000.00
November 26, 2007	Class 2 Note		(1)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$75,000.00
November 26, 2007	Class 2 Note		(1)	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$75,000.00
January 2, 2008 (2)	Warrant	21,232		P. Robert Klonoff and Susan J. Klonoff, as Community Property
January 2, 2008 (2)	Warrant	191,733		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
January 2, 2008 (2)	Warrant	180,048		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
January 2, 2008 (2)	Warrant	29,384		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee
January 2, 2008 (2)	Warrant	123,150		Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
January 2, 2008 (2)	Warrant	10,616		The Klonoff Company, Inc.
January 2, 2008 (2)	Warrant	12,822		Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994
January 2, 2008 (2)	Warrant	693,131		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
January 2, 2008 (2)	Warrant	205,479		Maxco, Inc.

March 30, 2008 (3)	Class 3 Note	40,000	Inmay Kiely	$20,000.00
September 15, 2008 (4)	Warrant	3,000,000	Bonanza Master Fund, Ltd.
September 15, 2008 (4)	Warrant	25,000	Kircher Family Trust
September 15, 2008 (4)	Warrant	42,600	SRB Greenway Capital, L.P.
September 15, 2008 (4)	Warrant	305,150	SRB Greenway Capital (QP), L.P.
September 15, 2008 (4)	Warrant	27,250	SRB Greenway Offshore Operating Fund, L.P.
September 15, 2008 (4)	Warrant	681,081	Special Situations Cayman Fund, L.P.
September 15, 2008 (4)	Warrant	1,459,459	Special Situations Private Equity Fund, L.P.
September 15, 2008 (4)	Warrant	204,325	Special Situations Technology Fund, L.P.
September 15, 2008 (4)	Warrant	1,255,135	Special Situations Technology Fund II, L.P.
September 15, 2008 (5)	Class 2 Note	None	Michael H. Kiely	$57,500.00
September 15, 2008 (5)	Class 2 Note	None	Maria P. Kiely IRA	$28,250.00
September 15, 2008 (5)	Class 2 Note	None	Michael H. Kiely IRA	$28,250.00
September 15, 2008 (5)	Class 2 Note	None	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$15,000.00
September 15, 2008 (5)	Class 2 Note	None	Robert W. Collis	$10,000.00
September 15, 2008 (6)	Class 3 Note amended	186,000	Michael H. Kiely	$46,500.00
September 15, 2008 (6)	Class 3 Note amended	60,000	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$15,000.00
September 15, 2008 (6)	Class 3 Note amended	40,000	Robert W. Collis	$10,000.00
September 15, 2008 (7)	Class 3 Note amended	40,000	Yung Kwang Kiely	$25,000.00
September 15, 2008 (7)	Class 3 Note amended	40,000	Inmay Kiely	$20,000.00
September 15, 2008 (7)	Class 3 Note amended	40,000	Kotun C. Kiely	$25,000.00
September 15, 2008 (6)	Class 3 Note amended	113,000	Maria P. Kiely IRA	$28,250.00
September 15, 2008 (6)	Class 3 Note amended	44,000	Michael H.. Kiely	$11,000.00
September 15, 2008 (6)	Class 3 Note amended	113,000	Michael H. Kiely IRA	$28,250.00
September 15, 2008 (8)	Class 3 Note amended	50,000	Ricardo L. Larrabure	$12,500.00

September 15, 2008 (8)	Class 3 Note amended	50,000	Garrett H. Larrabure	$12,500.00
September 15, 2008	Class 3 Note	5,237,484	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$1,309,371.00
September 15, 2008	Class 3 Note	2,434,672	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$608,668.00
September 15, 2008	Class 3 Note	2,206,392	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$551,598.00
September 15, 2008	Class 3 Note	212,524	P. Robert Klonoff and Susan J. Klonoff, as Community Property	$53,131.00
September 15, 2008	Class 3 Note	53,480	P. Robert Klonoff	$13,370.00
September 15, 2008	Class 3 Note	161,576	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$40,394.00
September 15, 2008	Class 3 Note	541,096	Maxco, Inc.	$135,274.00
September 15, 2008	Class 3 Note	203,220	Max Andrew Coon	$50,805.00
September 15, 2008	Class 3 Note	503,452	Max A. Coon	$125,863.00
September 15, 2008	Class 3 Note	613,348	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$153,337.00
September 15, 2008	Class 3 Note	1,166,952	Michael H. Kiely	$291,738.00
September 15, 2008	Class 3 Note	10,000	P. Robert Klonoff	$2,500.00
September 15, 2008	Class 3 Note	406,376	Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$101,594.00
December 17, 2008 (9)(12)	Class 2 Note	None	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$100,000.00
December 31, 2008 (10)	Class 2 Note	None	Michael H. Kiely	$110,000.00
January 8, 2009	Class 3 Note	432,567	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$64,885.00
January 8, 2009	Class 3 Note	204,073	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$30,611.00
January 8, 2009	Class 3 Note	187,360	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$28,104.00
January 8, 2009	Class 3 Note	61,493	Michael H. Kiely	$9,224.00
January 8, 2009	Class 3 Note	31,533	Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$4,730.00
January 8, 2009	Class 3 Note	21,540	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$3,231.00
January 8, 2009	Class 3 Note	18,780	P. Robert Klonoff and Susan J. Klonoff, as Community Property	$2,817.00
January 8, 2009	Class 3 Note	7,520	P. Robert Klonoff	$1,128.00
January 8, 2009	Class 3 Note	8,013	Max Andrew Coon	$1,202.00

January 8, 2009	Class 3 Note	19,860		Max A. Coon IRA	$2,979.00
January 8, 2009	Class 3 Note	72,147		Maxco, Inc.	$10,822.00
January 8, 2009	Class 3 Note	735,260		Michael H. Kiely	$110,289.00
January 23, 2009 (9)	Class 2 Note	None		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$280,000.00
February 24, 2009 (12)	Class 2 Note	143,835	(11)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$350,000.00
February 24, 2009 (12)	Class 2 Note	None		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$100,000.00
Febraury 26, 2009	Class 2 Note	41,096	(11)	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$100,000.00
March 3, 2009 (12)	Class 2 Note	None		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$130,000.00
March 25, 2009	Class 2 Note	None		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$100,000.00
March 26, 2009	Class 3 Note	333,333		Michael H. Kiely	$50,000.00
March 31, 2009	Class 3 Note	266,267		Michael H. Kiely	$40,000.00
April 10, 2009	Class 2 Note	285,252	(11)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$694,112.00

April 10, 2009 (2)	Warrant	57,535		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
April 10, 2009 (2)	Warrant	14,834		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
April 17, 2009	Class 3 Note	126,667		Michael H. Kiely	$19,000.00
______________
*
There are no Principle Underwriters, Underwriting Discounts or Commissions, or Non-cash Consideration applicable to any of the sales listed above.  All of the sales listed above are exempt from registration pursuant to Section 4(2) and Regulation D of the Securities Act as all of the purchasers were accredited investors.

(1)
Pursuant to the terms of the 5th Amended and Restated Note and Warrant Purchase Agreement, the Class 2 Note holder elected to receive a Class 2 warrant that entitles the holder to purchase one share of our Common Stock for each $1 in value of such Holder’s Class 2 Note multiplied by a fraction, the numerator of which is the number of days such Class 2 Note is outstanding and the denominator of which is 365 at a price determined at the time of the issuance of such Class 2 Note. The value of the warrants that were issued is included in the above table.

(2)	Warrant issued for shares earned to date on various Class 2 notes.

(3)	Paid $5,000 in principle. New balance is $20,000.
(4)	Warrants issued with waiver and amendment agreement at $0.001.
(5)	No warrants, 50% due 7/1/09, balance due 10/1/09. Pays 50% of Class 3 Notes 3 and 13.
(6)	Terms changed and 50% of note principle paid with Class 2 Note. Conversion price changed from $1 to $0.25 per antidilution clause.
(7)	Terms changed. Conversion price changed from $1 to $0.25 per antidilution clause. Michael H. Kiely removed as joint owner of note.
(8)	Terms changed. Conversion price changed from $1 to $0.25 per antidilution clause.
(9)
The note did not have any stock or warrants attached but did include the right to exchange for a note convertible into our common stock.  This note was paid with a new Class 2 Note issued February 24, 2009.

(10)
The note did not have any stock or warrants attached but included the right to exchange for a note convertible into our stock.  On January 8, 2009, this note and accrued interest were exchanged for a Class 3 Note as listed in the above table.

(11)
Pursuant to the terms of the 5th Amended and Restated Note and Warrant Purchase Agreement as modified January 28, 2009, the Class 2 Note holder elected to receive a Class 2 warrant that entitles the holder to purchase five (5) shares of our Common Stock for each $1 in value of such Holder’s Class 2 Note multiplied by a fraction, the numerator of which is the number of days such Class 2 Note is outstanding and the denominator of which is 365, at a price determined at the time of the issuance of such Class 2 Note. During the first 30 days, warrants are irrevocably issued on the date of the note.  The number of the warrants that were issued is included in the above table.

(12)	The note was paid by the issuance of a new note April 10, 2009. The new note also included $14,112 of accrued interest due on the notes being paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this Registration Statement.

1	N/A
2	N/A
3.1	Articles of Incorporation, as amended (filed as Exhibit 3.1 to the registrant's Form 10-K for the year ended December 31, 1995, SEC file 0-12728, and incorporated herein by reference).
3.2	By-Laws of the Registrant, as amended (filed as Exhibit 3.2 to the registrant's Form 10-K for the year ended December 31, 1994, SEC file 0-12728, and incorporated herein by reference).
3.3
Certificate of Designation effective April 11, 2005 and amendment to the By-Laws of the Registrant effective March 23, 2005 (filed as Exhibit 4(b) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

3.4
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 27, 2005 (filed as Exhibit 3.4 to the registrant’s Registration Statement on Form SB-2 filed on June 9, 2005, SEC File No. 333-125669, and incorporated herein by reference).

3.5
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on April 19, 2007 (filed as Exhibit 3.5 to the registrant’s Registration Statement on Form S-1 filed on April 18, 2008, SEC file No. 333-125669, and incorporated herein by reference).

3.6
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 28, 2008 (filed as Exhibit 3.6 to the registrant’s Form 10-Q for the quarter ended June 30, 2008, SEC file No. 0-12728, and incorporated herein by reference).

4.1
Form of Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 3 Note (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.2	Securities Purchase Agreement, Effective April 12, 2005 (filed as Exhibit 4.(A) to registrant’s Form 8-K filed April 14, 2005, SEC file 0-12728, and incorporated herein by reference).
4.3
Form of Consent to Modifications dated November 14, 2006 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 2 Warrant (filed as Exhibit 4.9 to registrant’s Form 10-Q for the quarter ended September 30, 2006, SEC file 0-12728, and incorporated herein by reference).

4.4
Form of Consent to Modifications dated August 13, 2007 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.4 to registrant’s Form 10-QSB for the quarter ended June 30, 2007, SEC file 0-12728, and incorporated herein by reference).

4.5
Form of Consent to Modifications dated October 10, 2007 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.6 to registrant’s Form 10-QSB for the quarter ended September 30, 2007, SEC file 0-12728, and incorporated herein by reference).

4.6
Form of Consent to Modifications dated January 18, 2008 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.6 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.7
Form of Amended Collateral Assignment of Proprietary Rights dated March 5, 2008 (filed as Exhibit 4.7 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.8	Form of Amended Security Agreement dated March 6, 2008 (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).
4.9
Form of Consent to Amend and Replace Agreements dated March 12, 2008 (filed as Exhibit 4.9 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.10
Form of Fifth Amended and Restated Note and Warrant Purchase Agreement (filed as Exhibit 4.10 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.11
Waiver and Amendment Agreement, effective September 15, 2008, and the Registration Rights Agreement and common stock Warrants, made a part thereof, among the respective parties thereto (filed as Exhibit 4.1 to registrant’s Form 8-K filed September 18, 2008, SEC file 0-12728, and incorporated herein by reference).

4.12
Exchange Agreements, effective September 15, 2008, among the respective parties thereto (filed as Exhibit 4.3 to the registrant’s Form 8-K filed September 15, 2008, SEC file 0-12728, and incorporated herein by reference).

5	Opinion of J.M. Warren Law Offices, P.C. (filed as part of registrant’s Form SB-2 filed June 9, 2005, SEC file 333-125669, and incorporated herein by reference).
8	N/A
9	N/A
10.1	Integral Vision, Inc. Employee Stock Option Plan (filed as Exhibit 10.5 to the registrant's Form 10-Q for the quarter ended September 30, 1995, SEC file 0-12728, and incorporated herein by reference).
10.2
Form of Confidentiality and Non-Compete Agreement Between the Registrant and its Employees (filed as Exhibit 10.4 to the registrant's Form 10-K for the year ended December 31, 1992, SEC File 0-12728, and incorporated herein by reference).

10.3	Integral Vision, Inc. 1999 Employee Stock Option Plan (filed as exhibit 10.5 to the registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).
10.4	Integral Vision, Inc. 2004 Employee Stock Option Plan (filed as exhibit 10.11 to the registrant’s Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).

10.5	Integral Vision, Inc. 2008 Equity Incentive Plan (filed as exhibit 10.5 to the registrant’s Form 10-KSB for the year ended December 31, 2008 and incorporated herein by reference).
10.6
Amendment and Restatement of Integral Vision, Inc. 2008 Equity Incentive Plan (filed as Exhibit 10.6 to the registrant’s Schedule 14A filed March 26, 2009, SEC file 000-12728, and incorporated herein by reference).

11	N/A
12	N/A
15	N/A
16	N/A
21	N/A
23.1	Consent of J.M. Warren Law Offices, P.C (included in Exhibit 5).
23.2	Consent of Rehmann Robson, independent registered public accounting firm.
24	Power of Attorney (filed as part of registrant’s Form SB-2 filed June 9, 2005, SEC file 333-125669, and incorporated herein by reference).
25	N/A
26	N/A
99	N/A
100	N/A

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

(1)      to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

include any prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wixom, State of Michigan, on June 2, 2009.

INTEGRAL VISION, INC.

By:	/S/ Mark R. Doede
Mark R. Doede President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Charles J. Drake	Chairman of the Board, Chief Executive Officer and a Director (Principal Executive Officer)	June 2, 2009
Charles J. Drake

/S/ Mark R. Doede	President, Director, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and	June 2, 2009
Mark R. Doede	Principal Accounting Officer)

/S/ Max A. Coon	Director	June 2, 2009
Max A. Coon

/S/ Vincent Shunsky	Director	June 2, 2009
Vincent Shunsky

/S/ William B. Wallace	Director	June 2, 2009
William B. Wallace